EXHIBIT 10.12(a)

FIRST AMENDMENT TO THE

CENTENE CORPORATION NON-EMPLOYEE

DIRECTORS DEFERRED STOCK

COMPENSATION PLAN

This Plan Amendment executed this 28th day of December, 2005, by Centene Corporation, a Delaware corporation (“Centene”):

WITNESSETH:

WHEREAS, Centene originally adopted the Centene Corporation Non-Employee Directors Deferred Stock Compensation Plan effective September 15, 2004.

WHEREAS, the Compensation Committee of Centene believes that it is in the best interests of Centene to amend the Plan.

NOW, THEREFORE, Centene amends the Plan effective July 1, 2005 as follows:

1. Section VI.2, Timing of Election, is deleted in its entirety and substituted in lieu thereof is the following:

VI.2 Timing of Election. Each Non-Employee Director who is serving on the Board on the Effective Date may make a Deferral Election at any time prior to the Effective Date for Fees for services rendered and payable on or after the Effective Date. Any person who is not then serving as a Non-Employee Director may make a Deferral Election within thirty (30) days after commencing to serve as a Non-Employee Director, effective for Fees for services performed subsequent to the date such Deferral Election is made.

In the event a Non-Employee Director does not timely make a Deferral Election pursuant to the preceding paragraph for the first year of eligibility, such Deferral Election shall be effective for Fees paid for the calendar quarter in which such Deferral Election is made to the extent described in the subsequent sentence. The Deferral Election will apply to the portion of the Fees equal to the total amount of Fees for such calendar quarter multiplied by the ratio of the number of days remaining in the calendar quarter over the total number of days in the calendar quarter.

A Non-Employee Director who does not make a Deferral Election during the first calendar year of eligibility may make a Deferral Election at such time before the first day of any subsequent calendar year. Such Deferral Election shall be effective in accordance with administrative procedures established with respect to the Plan.

IN WITNESS WHEREOF, Centene has caused this Amendment to be executed by its duly authorized officer or representative.

CENTENE CORPORATION

By:	/s/ David L. Steward
David L. Steward

By:	/s/ Robert K. Ditmore
Robert K. Ditmore Chairman, Compensation Committee